         As filed with the Securities and Exchange Commission on May 27, 1999
                                                      Registration No. 333-
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                ----------------------
                                       FORM S-8
               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------------
                                     ECOLAB INC.
                (Exact name of registrant as specified in its charter)
              DELAWARE                                 41-0231510
  (State or other jurisdiction of                   (I.R.S. Employer
   incorporation or organization)                   Identification No.)

                                ----------------------
                                    Ecolab Center
                               370 North Wabasha Street
                              St. Paul, Minnesota 55102
                                    (651) 293-2233
                 (Address, including zip code, and telephone number,
               including area code, of registrant's principal executive
                                       offices)

                                ----------------------
                        ECOLAB INC. 1997 STOCK INCENTIVE PLAN
                               (Full title of the plan)

                                ----------------------
                                  KENNETH A. IVERSON
                             VICE PRESIDENT AND SECRETARY
                                     ECOLAB INC.
                                    ECOLAB CENTER
                               370 NORTH WABASHA STREET
                              ST. PAUL, MINNESOTA 55102
                                    (651) 293-2125
                 (Name and address, including zip code, and telephone
                  number, including area code, of agent for service)

                                ----------------------
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
              IMMEDIATELY UPON THE FILING OF THIS REGISTRATION STATEMENT

                                ----------------------
                           CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
     TITLE OF SECURITIES TO        AMOUNT TO BE     PROPOSED MAXIMUM             PROPOSED MAXIMUM              AMOUNT OF
         BE REGISTERED            REGISTERED (1)    OFFERING PRICE PER SHARE(2)  AGGREGATE OFFERING PRICE(2)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
 $1.00 per share (3) . . . . .   6,000,000 shares            $ 42.34375                 $ 254,062,500              $ 70,629.38
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of anti-dilution provisions described in the Ecolab Inc. 1997 Stock Incentive Plan.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average between the high and low reported sale prices of the Registrant's Common Stock on May 24, 1999 as reported on the New York Stock Exchange.

(3) Each share of Common Stock includes one-half share of an associated preferred stock purchase right (a "Right").

--------------------------------------------------------------------------------

                                       PART II

                                 INFORMATION REQUIRED
                            IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents filed by Ecolab Inc. (the "Company" or the "Registrant") (File No. 1-9328) with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement: (1) Annual Report on Form 10-K for the year ended December 31, 1998; (2) Quarterly Report on Form 10-Q for the period ended March 31, 1999; (3) Current Report on Form 8-K dated March 25, 1999; (4) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998; and (5) the descriptions of the Company's Common Stock, Preferred Stock and Rights contained in its Registration Statements on Form 8-A, including any amendments or reports filed for the purpose of updating such descriptions.

      All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      The consolidated financial statements and related financial statement schedule of the Company, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's reports thereon. The consolidated financial statements and financial statement schedule audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers LLP examines and reports on the financial statements and financial statement schedules of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

      With respect to unaudited interim financial information incorporated in this Registration Statement by reference, PricewaterhouseCoopers LLP has reported that they have applied limited procedures in accordance with professional standards for reviews of such information. However, their separate reports, incorporated in this Registration Statement by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because each such report is not a "report" or a "part" of the Registration Statement prepared or certified by the independent accountants within the meanings of Sections 7 and 11 of the Securities Act.

      In addition, the combined financial statements and related financial statement schedule of the Henkel-Ecolab Joint Venture as of November 30, 1998 and for the year ended November 30, 1998, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft examines and reports on the financial statements and financial statement schedules of the Henkel-Ecolab Joint Venture issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

      In addition, the combined balance sheets of the Henkel-Ecolab Joint Venture as of November 30, 1997, and 1996, and the related combined statements of income, equity and cash flows for each of the periods beginning December 1, 1996 and 1995 and ended November 30, 1997 and 1996, respectively, and related financial statement schedule for the same periods (collectively, the "1996 and 1997 Henkel-Ecolab Joint Venture Financials"), which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent accountants. The 1996 and 1997 Henkel-Ecolab Joint Venture Financials audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft
Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing.

ITEM 4. DESCRIPTION OF SECURITIES.

      Not applicable - the Company's Common Stock and Rights to be offered pursuant to this Registration Statement have been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Subsection (a) of Section 145 of the General Corporation Law of Delaware ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145, including liabilities under the Securities Act.

      Article V of the Company's By-Laws provides for indemnification of the Company's officers and directors to the full extent allowed by Delaware law.

      In addition, Article IV of the Company's Restated Certificate of Incorporation provides that the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions under the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or
(iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to the Company or its stockholders for any violation of their fiduciary duty.

      The Company has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the DGCL and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Company.

      The Company has entered into indemnification agreements with each of its directors (the "Indemnification Agreements"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The Indemnification Agreements further provide that the Company has the burden of proving that a director is not entitled to indemnification in any particular case. The foregoing represents a summary of the general effect of the DGCL, the Company's By-Laws and Restated Certificate of Incorporation, the Company's directors and officers liability insurance coverage and the Indemnification Agreements for purposes of general description only.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable - no securities are to be re-offered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated October 22, 1997 (File No. 1-9328)).
4.2 Bylaws of the Company, as amended through February 20, 1998 (incorporated by reference to Exhibit (3)B to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-9328)).
4.3 Form of Common Stock Certificate (incorporated by reference to Exhibit 4(B) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-9328)).
4.4 Rights Agreement, dated as of February 24, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated February 24, 1996 (File No. 1-9328)).
5.1 Opinion and Consent of Kenneth A. Iverson (filed herewith electronically).
15.1 Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information (filed herewith electronically).
23.1   Consent of PricewaterhouseCoopers LLP (filed herewith electronically).
23.2   Consent of PricewaterhouseCoopers GmbH (filed herewith electronically).
23.3 Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft (filed herewith electronically).
24.1   Powers of Attorney (filed herewith electronically).

ITEM 9. UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
       Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on May 27, 1999.

                                   ECOLAB INC.


                                   By: /s/Allan L. Schuman
                                      ------------------------------------
                                       Allan L. Schuman
                                       President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 27, 1999 by the following persons in the capacities indicated.


  /s/Allan L. Schuman
 -------------------------------------   President and Chief Executive Officer
 Allan L. Schuman                        (Principal Executive Officer) and
                                         Director


 /s/Michael E. Shannon
 -------------------------------------   Chairman of the Board, Chief Financial
 Michael E. Shannon                      and Administrative Officer (Principal
                                         Financial Officer) and Director


 /s/Arthur E. Henningsen, Jr.
 -------------------------------------   Senior Vice President and Controller
 Arthur E. Henningsen, Jr.               (Principal Accounting Officer)


 /s/Kenneth A. Iverson
 -------------------------------------   Directors
 Kenneth A. Iverson, as
 attorney-in-fact for Les S. Biller,
 Jerry A. Grundhofer, William L. Jews,
 James J. Howard, Joel W. Johnson,
 Reuben F. Richards, Richard L. Schall,
 Roland Schulz, Hugo Uyterhoeven and
 Albrecht Woeste

 Directors not signing:

 Ruth S. Block and Jerry W. Levin

                                  INDEX TO EXHIBITS

ITEM
NO.              DESCRIPTION                            METHOD OF FILING
---              -----------                            ----------------

4.1    Restated Certificate of Incorporation      Incorporated by reference to
       of the Company........................     Exhibit (3) to the Company's
                                                  Current Report on Form 8-K
                                                  dated October 22, 1997 (File
                                                  No. 1-9328).

4.2    Bylaws of the Company, as amended          Incorporated by reference to
       through February 20, 1998.............     Exhibit (3)B to the Company's
                                                  Annual Report on Form 10-K for
                                                  the year ended December 31
                                                  1997(File No. 1-9328).

4.3    Form of Common Stock Certificate......     Incorporated by reference to
                                                  Exhibit 4(B) to the Company's
                                                  Annual Report on Form 10-K for
                                                  the year ended December 31,
                                                  1995 (File No. 1-9328).

4.4    Rights Agreement, dated as of              Incorporated by reference to
       February 24, 1996, between the             Exhibit 4 to the Company's
       Company and First Chicago Trust            Current Report on Form 8-K
       Company of New York, as Rights             dated February 24, 1996
       Agent.................................     (File No. 1-9328).

5.1    Opinion and Consent of Kenneth A.
       Iverson...............................     Filed herewith electronically.

15.1   Letter of PricewaterhouseCoopers LLP
       regarding unaudited interim financial
       information...........................     Filed herewith electronically.

23.1   Consent of PricewaterhouseCoopers LLP.     Filed herewith electronically.

23.2   Consent of PricewaterhouseCoopers
       GmbH..................................     Filed herewith electronically.

23.3   Consent of KPMG Deutsche Treuhand -
       Gesellschaft Aktiengesellschaft
       Wirtschaftsprufungsgesellschaft.......     Filed herewith electronically.

24.1   Powers of Attorney....................     Filed herewith electronically.